UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KALA PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

 SUPPLEMENT TO PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 16, 2022

Kala Pharmaceuticals, Inc. (the “Company,” “we,” or “our”) is filing this supplement on May 31, 2022 to update information contained in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2022 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) for its annual meeting of stockholders to be held on June 16, 2022, or any adjournment or postponement thereof (the “Annual Meeting”).

Board Diversity

As described in the Proxy Statement, our Board believes that, taken as a whole, it should embody a diverse set of skills, experiences and backgrounds.

Our nominating and corporate governance committee had previously been working to identify and nominate diverse directors for election to the Board. However, that process was suspended while we engaged in a strategic process to sell our commercial assets, as the Board believed that recruiting new Board members was not appropriate while working towards a fundamental shift in the business.

Following the announcement on May 23, 2022 of our entry into a definitive agreement to sell our commercial products, EYSUVIS® and INVELTYS®, to Alcon Inc., our Board resumed its search for diverse director candidates, and the Board is committed to appointing at least one Board member who is racially and/or gender diverse within one year of the Annual Meeting.